Exhibit 99.1

Tejas Incorporated Announces Successful
Completion of Follow On Stock Offering

AUSTIN, TEXAS, February 24, 2004- Tejas Incorporated (OTC BB: TEJS) today announced that it has completed a follow-on offering of 1.84 million shares of common stock (including a fully-exercised underwriter’s over-allotment option of 240,000 shares of common stock). Tejas received approximately $24.6 million in net proceeds from the offering after deducting underwriting discounts and commissions. The public offering price was $15.75 per share of common stock. The initial closing was held on February 8, 2005 for 1.6 million shares and the closing for the exercise of the underwriter’s over-allotment option was held on February 25, 2005. A non-management employee selling stockholder sold 180,000 shares as part of the over-allotment option. C.E. Unterberg, Towbin served as managing underwriter for the offering.

Company Information

Tejas Incorporated is a holding company whose only operating subsidiary is Tejas Securities Group, Inc., a Texas corporation (“Tejas Securities”). Tejas Securities is a full service brokerage and investment banking firm that focuses on the following: (i) proprietary research on distressed debt and special situation securities, (ii) trading and other brokerage services to value-based institutional and retail investors active in fixed income and equity instruments, and (iii) corporate finance and strategic advisory services to middle-market companies within our target industries. To learn more about Tejas Securities, please visit the Company’s web site at www.tejassec.com.

Contact:
Craig Biddle
Investor Relations
(512) 306-5281